                              EMPLOYMENT AGREEMENT
                              --------------------

        EMPLOYMENT AGREEMENT made as of the 1st day of July, 1994, between DAVID M. SAMPLE, of Ridgefield, Connecticut (hereinafter referred to as the "Employee") and IMRS Operations Inc. d/b/a IMRS INC., a Delaware corporation with offices at 777 Long Ridge Road, Stamford, Connecticut 06902 (hereinafter referred to as the "Corporation").

        WHEREAS, the Corporation desires to employ the Employee, and the Employee desires to serve as an employee of the Corporation on the terms and conditions hereinafter set forth.

        NOW THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, the Corporation and the Employee agree as follows:

        1. EMPLOYMENT: The Corporation hereby agrees to employ the Employee as Senior Vice President to perform managerial and executive functions of the Corporation, specific responsibilities to include North American sales and all international operations, and the Employee hereby agrees to perform such services for the Corporation on the terms and conditions hereinafter stated, subject to the directives of the Board of Directors of the Corporation.

        2. TERM OF EMPLOYMENT: The term of this Agreement shall begin on July 1, 1994 and shall continue in full force and effect until June 30, 1997; provided, however, that this Agreement shall be automatically renewed on a year-to-year basis thereafter unless terminated by either party on at least six
(6) months prior written notice during any given year, unless sooner terminated as provided herein. Notwithstanding the foregoing, the Corporation may terminate this Agreement at any time without cause upon thirty (30) days written notice to Employee in which event the Corporation shall pay severance to Employee pursuant to Section 8(g) hereof.

        3. COMPENSATION: During the term of this Agreement, for all services rendered by Employee under this Agreement, the Corporation shall pay the Employee such compensation (including base salary and any bonus) as shall be mutually agreed upon and set forth in a written compensation schedule (the "Compensation Schedule") signed by the Employee and the Corporation's President and Chief Executive Officer. The Compensation Schedule shall be agreed upon and executed not later than June 30 of each year during the term hereof and

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 shall be effective for the immediately succeeding fiscal year. The Employee's compensation may be increased by the Board of Directors from time to time in its sole and absolute discretion.

     4.     Stock Option:
            ------------

     All options to purchase shares of the Common Stock of the Corporation's parent, IMRS Inc. ("Parent") previously granted to the Employee by agreement between the Parent and the Employee, under the 1991 Stock Plan of the Parent or otherwise, shall continue in full force and effect in accordance with their respective terms and conditions notwithstanding any provision of this Agreement.

     5.    Fringe Benefits:
           ---------------

          (a) During the term hereof, commencing on the day and year first above written, the Corporation shall (i) provide the Employee and his immediate family with medical and hospitalization insurance substantially similar to that provided for the other executive personnel of the Corporation in similar management positions, (ii) reimburse the Employee and his immediate family for dental expenses incurred each year in excess of $200, including but not limited to orthodontics for the Employee's children under the age of twenty- one (21) years only, provided that the aggregate amount of such reimbursement in any year shall not exceed $4,000 (such reimbursement shall be in addition to any dental insurance provided to the Employee and his immediate family under any dental plan from time to time maintained by the Corporation),
 (iii) reimburse the Employee for expenses incurred in connection with the purchase by Employee of fitness or exercise equipment or membership .in a fitness or exercise program reasonably acceptable to the Corporation in an aggregate amount equal to the lesser of (x) seventy-five (75%) percent of all such expenses each year and (y) $500 each year, (iv) reimburse the Employee for the reasonable and customary cost of an annual physical examination, (v) provide to the Employee dependent group medical coverage upon terms and conditions satisfactory to the Corporation without charge to the Employee,
 (vi) if the Employee is not covered by group long-term disability insurance in an amount equal to at least 100% of Employee's base salary, the Corporation will provide to Employee additional long-term disability insurance in an amount reasonably determined by the insurer

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based on the Employee's total earned income and personal financial circumstances, the cost of such coverage to be reported by the Corporation as compensation for income tax purposes on the employee's Form W-2 each year, and
(vii) life insurance in an amount equal to three times (3X's) Employee's annual base salary.

         (b) The Employee is authorized to incur on behalf of the Corporation only such reasonable expenses (including travel and entertainment) in connection with the business of the Corporation as are in conformity with the Corporation's published guidelines. The Corporation shall reimburse Employee for all such reasonable expenses incurred in connection with the business of the Corporation upon the presentation by the Employee, from time to time, of an itemized account of such expenditures, which account shall be in form and substance in conformity with the rules and regulations of the Internal Revenue Service. Any single expenditure in excess of $5,000 shall require the prior approval of the Chief Executive Officer or the Chief Financial Officer of the Corporation.

    (c) During the term hereof, the Corporation shall provide Employee with an automobile expense allowance equal to $600.00 per month.

    6. DUTIES AND EXTENT OF SERVICES; Upon the execution of this Agreement and throughout its term, the Employee shall assume the position of Senior Vice President for the Corporation and shall undertake all of the duties incident to such office in addition to rendering all such other management duties as the Board of Directors may reasonably request. The parties hereto shall take whatever action is necessary to cause the election or appointment of the Employee to such position. The Employee shall exert his best efforts and shall devote his full time and attention to the affairs of the Corporation. During the term of this Agreement the Employee shall not, directly or indirectly, alone or as a member of a partnership (in the capacity of a general partner) or limited liability company (in the capacity of a manager), or as an officer, director, significant shareholder (i.e., owning or holding beneficially or of record 5% or more of the voting shares of an entity), or employee of any other corporation or entity, be engaged in or concerned with any other duties or pursuits whatsoever for pecuniary gain requiring his personal services without the prior written consent of the Corporation.

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    7.    VACATION: During each year of the term of this Agreement, the
Employee shall be entitled to four (4) weeks vacation, the time of which shall be subject to the prior approval of the Chief Executive Officer of the Corporation.

    8. TERMINATION: Unless renewed as provided herein, the Employee's employment hereunder shall terminate on June 30, 1997, or sooner upon the occurrence of any of the following events:

         (a)    The Employee's death;

         (b) The termination of the Employee's employment hereunder by the Corporation, at its option, to be exercised by written notice from the Corporation to the Employee, upon the Employee's incapacity or inability to perform his services as contemplated herein for a period of at least sixty (60) consecutive days or an aggregate of ninety (90) consecutive or non-consecutive days during any twelve (12) month period during the term hereof due to the fact that his physical or mental health shall have become impaired so as to make it impossible or impractical for him to perform the duties and responsibilities contemplated for him hereunder; or

         (c) The termination for cause of the Employee's employment hereunder by the Corporation, at its option, to be exercised by written notice from the Corporation to the Employee in the event the Employee is derelict in his duties or commits any misconduct with respect to the Corporation's affairs and such dereliction or misconduct shall continue for a period of fifteen (15) days after the Corporation shall have given the Employee written notice specifying such dereliction or misconduct, and advising him that the Corporation shall have the right to terminate his employment hereunder in the event such misconduct continues through such fifteen (15) day period.

         (d) In the event that the Employee commits an act constituting common law fraud or any crime, which could reasonably be expected to have an adverse impact on the Corporation, its business or assets.

         (e) In the event that the Employee should fail (otherwise than on account of illness or other incapacity) or refuse to carry out the reasonable directives of the Board of Directors of the Corporation, and such failure or refusal shall continue for a period of fifteen

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(15) days after the Corporation shall have given the Employee written notice specifying such directives and wherein the Employee has failed or refused to carry out the same, and advising him that the Corporation shall have the right to terminate his employment hereunder in the event such failure or refusal continues through such fifeen (15) day period.

           (f)   Cessation of the Corporation's business.

           (g) On thirty (30) days written notice from the Corporation pursuant to Section 2 hereof. If (i) the Corporation terminates this Agreement pursuant to Section 2 hereof on thirty (30) days notice without cause or (ii) there is a Change in Control (as hereinafter defined) that occurs prior to the expiration or termination of this Agreement and, within twelve (12) months after the Change in Control, (A) Employee's employment is terminated by the Corporation otherwise than for the reasons set forth in Sections (8) (a),
(b), (c), (d), (e) and/or (f') hereof or (B) Employee terminates his employment for Good Reason (as hereinafter defined), then Corporation shall pay to Employee as severance pay, a total amount equal to (i) his annual base salary, payable in twelve (12) equal consecutive monthly installments (without interest) beginning one (1) month after such termination plus (ii) the fringe benefits described in Section 5(a) for the twelve (12) month period commencing on the effective date of such termination.

    Employee expressly understands that payment of such severance pay and benefits (or portion thereof if such payments terminate pursuant to the last sentence of this paragraph) represents liquidated damages in full and final settlement of any and all amounts owed by Corporation to Employee under this Agreement or otherwise except for the accrued portion, if any, of any bonus, any guaranteed additional compensation (including any amounts set forth in Employee's Compensation Schedule), stock option, commission, vacation or other benefit to which Employee is expressly entitled pursuant to any formal, written plan or agreement maintained by the Corporation. Notwithstanding the foregoing, if Employee obtains full time employment from any person or entity or accepts an engagement as a self-employed consultant or similar position during such twelve (12) month period, then, upon commencement of any such employment or engagement, the severance pay and benefits payable under this
Section 8(g) shall immediately be and be deemed reduced by an amount

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 equal to the compensation and/or benefits payable by such other employment or engagement and the Corporation shall have no further obligation to Employee under this Agreement or otherwise.

 (h) As used in this Agreement, the following terms have the meanings set forth below:

   (i) "Affiliate" of a person means any person directly. or indirectly controlling, controlled by or under common control with the first person.

   (ii) "Associate" has the meaning ascribed thereto in Rule 12b-2 under the Exchange Act as in effect on the date hereof.

   (iii) "Change in Control" means the occurrence of any of the following events:

         (A) A consolidation, merger, combination or other transaction between Parent or Corporation, and any other corporation or other legal entity (other than an Affiliate of Parent or Corporation) in which shares of common stock of Parent or Corporation are exchanged for or changed into other stock or securities, cash and/or other property, if as a result of such transaction less than 20% of the combined voting power of the common stock (or other securities entitled to vote generally in the election of directors) of the surviving or resulting entity is beneficially owned (as hereinafter defined) by the beneficial owners of the Parent's or Corporation's common stock as the case may be as of the date hereof ("Current Shareholders") and the number of persons serving on the Board of Directors of the surviving or resulting entity who are Affiliates, Associates, designees or nominees of any single "person" (as defined in Section 13(d)(3) of the Exchange Act) other than the Current Shareholders is greater than the number of persons serving on such Board of Directors who are Affiliates, Associates, designees or nominees of the Current Shareholders;

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         (B)   A sale of all or at least 80% (measured by book value as of the most recent annual or quarterly balance sheet) of the assets of Parent or Corporation to another corporation or other legal entity (other than one of the Current Shareholders or any Affiliate of Parent or Corporation); and

         (C) A sale or other disposition of shares of common stock of Parent or Corporation by the Current Shareholders to any Corporation or other legal entity (other than one of the Current Shareholders or any Affiliate of Parent or Corporation) as a result of which less than 20% of the then-outstanding common stock of Parent or Corporation is beneficially owned (as hereinafter defined) by the Current Shareholders and the number of persons serving on Parent's or Corporation's Board of Directors who are Affiliates, Associates, designees or nominees of any single "person" (as defined in Section 13(d)(3) of the Exchange Act) other than the Current Shareholders is greater than the number of persons serving on Parent's or Corporation's Board of Directors who are Affiliates, Associates, designees or nominees of the Current Shareholders.

         Beneficial ownership will be determined by applying the definition set forth in Rule 13d-3 under the Exchange Act as in effect on the date hereof. Also, for purposes of this Agreement, any person who, on the date on which a Change in control occurs, is serving on Parent's or Corporation's Board of Directors will deemed to be an Affiliate, Associate, designee or nominee of the Current Shareholders after the Change in Control for as long as such person serves as a director of Parent or Corporation or of any entity that survives or results from a transaction described in Section 8(h)(iii).

    (iv) "Corporation" includes any successor to all or substantially all of the business or assets of the Corporation.

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      (v) "Exchange Act" means the Securities Exchange Act of 1934, as amended form time to time.

     (vi) "Good Reason" means that, following a Change in Control and without Employee's written consent, (A) there has been a material and significant adverse change in the nature or scope of Employee's authority, duties or responsibilities in effect immediately prior to the Change in Control; (B) there has been a reduction in Employee's annual base salary in effect immediately prior to the Change in Control or an adverse change in Employee's total compensation such that Employee's compensation and benefits in the aggregate are not materially comparable to his aggregate compensation and benefits in effect immediately prior to the Change in Control; or (C) the principal place of Employee's employment is relocated to a place that is more than 25 miles from the principal place of Employee's employment immediately prior to the Change in Control or Employee is required to be away from his office in the course of discharging his duties and responsibilities materially and significantly more than was required prior to the Change in Control.

    In the event of any termination (other than by the Corporation without cause on thirty (30) days notice pursuant to Section 2), the Corporation shall pay to the Employee such portion of his annual base salary payable and any additional accrued guaranteed compensation set forth in his Compensation Schedule to the date such termination becomes effective (reduced by any amount payable pursuant to any disability insurance policies), and thereafter the Employee shall have no claim for any further compensation hereunder; provided, however, that in the event of the Employee's death, his death shall be deemed to have occurred on the last day of the month in which he dies. Upon any termination Employee shall also receive all the benefits to which he is entitled under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), provided that if the Employee is entitled to receive severance and fringe benefits described in Section 8(g), COBRA benefits shall commence at the

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expiration of the twelve (12) month (or such shorter period) as is provided in such Section.

    9. RESTRICTIONS ON THE EMPLOYEE: During the period commencing on the date hereof and ending two (2) years after the termination of the Employee's employment by the Corporation for any reason, the Employee shall not directly or indirectly induce or attempt to induce any of the employees of the Corporation to leave the employ of Corporation. If this Agreement is terminated by the Corporation pursuant to Section 2 hereof, the foregoing two (2) year
period shall be reduced to one (1) year.                 -

    10.   COVENANT NOT TO COMPETE:   During the period commencing on the date
hereof, and ending two (2) years after the termination of the Employee's employment for any reason, the Employee shall not, except as a passive investor in publicly held companies, engage in, or own or control any interest in, or act as principal, director, officer or employee of, or consultant to, any firm or corporation which is in competition with the Corporation or its Parent. If this Agreement is terminated by the Corporation pursuant to Section 2 hereof, the foregoing two (2) year period shall be reduced to one (1) year.

    11.    Proprietary Information:
           ------------------------

         (a) For purposes of this Agreement, "proprietary information" shall mean any proprietary information relating to the business of the Corporation or its Parent or any entity in which the Corporation or its Parent has a controlling interest that has not previously been publicly released by duly authorized representatives of the Corporation and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including without limitation source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas in or reasonably related to the business of Corporation or any entity in which the Corporation has a controlling interest. The Employee agrees to regard and preserve as confidential all proprietary information, whether he has such information in his memory or in writing or other tangible or intangible form. The Employee will not, without written authority from the Corporation to do so, directly or indirectly, use for his benefit or purposes, nor disclose to others, either during the term of his employment hereunder or thereafter, any proprietary information except as required by the conditions of

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his employment hereunder or pursuant to court order (in which case Employee shall give the Corporation prompt written notice [not less than 24 hours] so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. The Employee agrees not to remove from the premises of the Corporation or any subsidiary or affiliate of the Corporation, except as an employee of the Corporation in pursuit of the business of the Corporation or any of its subsidiaries, affiliates or any entity in which the Corporation has a controlling interest, or except as specifically permitted in writing by the Corporation, any document
or object containing or reflecting any proprietary information.   The Employee
recognizes that all such documents and objects, whether developed by him or by someone else, are the exclusive property of the Corporation. Proprietary information shall not include information which is presently in the public domain or which comes into the public domain through no fault of the Employee or which is disclosed to the Employee by a third party lawfully in possession of such information with a right to disclose same.

         (b) All proprietary information and all of the EmpIoyee's interest in trade secrets, trademarks, computer programs, customer information, customer lists, employee lists, products, procedure, copyrights, patents and developments hereafter to the end of the period of employment hereunder developed by the Employee as a result of, or in connection with, his employment hereunder, shall belong to the Corporation; and without further compensation, but at the Corporation's expense, forthwith upon request of the Corporation, Employee shall execute any and all such assignments and other documents and take any and all such other action as Corporation may reasonably request in order to vest in Corporation all the Employee's right, title and interest in and to all of the aforesaid items, free and clear of liens, charges and encumbrances.

         (c) The Employee expressly agrees that the covenants set forth in Sections 9, 10 and 11 of this Agreement are being given to Corporation in connection with the employment of the Employee by Corporation and that such covenants are intended to protect Corporation against the competition by the Employee, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing

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limitations upon the conduct of the Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

     12.   INJUNCTIVE RELIEF:   The Employee acknowledges that the injury to
the Corporation resulting from any violation by him of any of the covenants contained in this Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, the Corporation may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restraining any such violation.

     13. REPRESENTATION OF EMPLOYEE: The Employee represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

     14. PARTIES; NON-ASSIGNABILITY: As used herein, the term the "Corporation" shall mean and include the Corporation, its Parent and any subsidiary thereof and any successor thereto unless the context indicates otherwise. Any assignment of this Agreement shall be subject to the provisions of Section 8(g). This Agreement and all rights hereunder are personal to the Employee and shall not be assignable by him and any purported assignment shall be null and void and shall not be binding on the Corporation.

     15. ENTIRE AGREEMENT: This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous representations, negotiations, commitments, and writing with respect thereto, including, but not limited to, the Employment Agreement between the Employee and the Corporation dated as of October 1, 1990 provided, however, that the option to purchase the Corporation's Common Stock contained in such agreement, as amended, shall survive the termination of said Employment Agreement.

     16. AMENDMENT OR ALTERATION: No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.

     17. CHOICE OF LAW: This Agreement shall be governed by the laws of the State of

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 Connecticut.

     18. ARBITRATION: Any controversy, claim, or breach arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Stamford, Connecticut in accordance with the rules of the American Arbitration Association and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof.

     19. NOTICES: Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail to the residence of the Employee, or to the principal office of the Corporation, respectively.

     20. WAIVER OF BREACH: The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any of the parties hereto.

     21. BINDING EFFECT: The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, administrators, successors, and permitted assigns.

     22. GENDER: Pronouns in any gender shall be construed as masculine, feminine, or neuter as the context requires in this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

 As to Section 4 only:              CORPORATION:

                                    IMRS Operations Inc. d/b/a
 IMRS INC.                          IMRS INC.

 By /s/ JAMES PERAKIS               By /s/ JAMES PERAKIS
    -------------------                -------------------
    James Perakis, Its                 James Perakis, Its
    President and Chief                President and Chief
    Executive Officer                  Executive Officer



                                    EMPLOYEE:


                                       /s/ DAVID M. SAMPLE
                                       -------------------
                                           David M. Sample